EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Third Quarter Results

RACINE, Wis., Aug. 02, 2019 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today reported increased sales for the Company’s 2019 third fiscal quarter ending June 28, 2019. Continued growth in Fishing drove higher revenue during the third quarter and fiscal 2019 year-to-date period.

"Outstanding new product success over the past three years continues to power growth in Fishing and sets the stage for exciting innovations on the horizon. At the same time, work continues to strengthen performance in Diving. Camping and Watercraft Recreation are transitioning product lines to capitalize on marketplace evolutions. We feel good about where we are headed,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “The scope of Johnson Outdoors’ portfolio and the many opportunities for growth it provides puts us in a strong, unique position in an increasingly competitive outdoor recreation industry.”

THIRD QUARTER RESULTS

Fiscal third quarter results reflect in-season replenishment orders for the Company’s warm-weather outdoor recreation products. Total Company net sales increased 3 percent to $176.3 million compared to $170.8 million in the previous year quarter. Key factors behind the year-over-year comparison in each business unit were:

  Fishing revenue increased 5 percent due to continued success of new products in both Minn Kota® and Humminbird®.
  Growth in Jetboil® helped fuel higher revenue in Camping.
  Diving sales were down 3 percent, but flat on a currency neutral basis versus the prior year period.
  Watercraft Recreation revenue declines reflect ongoing weakness in paddle boat markets.

Total Company operating profit during the quarter was $28.0 million compared to $32.0 million in the prior year’s quarter. Operating expenses for the third quarter increased $4.3 million versus the prior year period due primarily to higher sales volume-related expense, higher bad debt expense, and increased marketing support. Gross margin was 45.2 percent, versus 46.5 percent in the previous quarter, due in part to $1.9 million in tariffs on Chinese components. Net income in the fiscal third quarter was $22.1 million, or $2.19 per diluted share, compared to $23.8 million, or $2.37 per diluted share, in the previous year third quarter.

YEAR-TO-DATE RESULTS

Fiscal 2019 year-to-date net sales grew 1 percent to $458.4 million versus net sales of $453.1 million in the same fiscal nine-month period last year. Total Company operating profit was $61.9 million compared with $65.0 million during the prior fiscal year’s first nine months. While favorable product mix helped offset the impact of $4.0 million of the aforementioned tariffs on Chinese components, increased operating expenses drove the decline in operating profit year over year. The increase in operating expense was due primarily to bad debt and continued investment in marketing sophistication.

Net income in the fiscal nine-month period improved 4 percent to $47.5 million, or $4.72 per diluted share, compared with $45.6 million, or $4.54 per diluted share, in the same nine-month period last year. The year-to-date effective tax rate of 24.9 percent compared favorably to the previous fiscal first nine months, which reflected charges associated with the initial implementation of the new U.S. Tax Reform Act.

OTHER FINANCIAL INFORMATION

The Company reported cash and short-term investments of $149.0 million as of June 28, 2019, versus $129.3 million on June 29, 2018. Depreciation and amortization were $10.4 million, compared to $9.6 million during the first nine months of the prior fiscal. Capital spending totaled $12.0 million during the first nine months of fiscal 2019 compared with $14.7 million in the same fiscal 2018 period.

“At this time, our clear focus is on ending the year strong and ensuring our brands are well-positioned for the future. We remain confident in our ability and plans to drive ongoing success, and our growing cash and debt-free position enables us to invest in strategic priorities and other opportunities to strengthen our brands and grow our businesses, while consistently paying dividends to shareholders,” said David W. Johnson, Chief Financial Officer.

PRODUCT NEWS

Humminbird® received “Best of Electronics” honors at the 2019 ICAST, the world’s most prestigious fishing show, with the brand’s new MEGA 360 Imaging™. Showing anglers exactly what’s going on beneath the water so they can make every cast count, MEGA 360 Imaging is the only sonar option that provides a high-resolution 360-degree view around the boat. Sweeping 125 feet in every direction, MEGA 360 Imaging delivers unmatched detail and coverage, built-in mapping and customized viewing options, so anglers can choose how their returns appear and dial them in based on their fishing style, conditions and what they’re after. And not only that, but MEGA 360 Imaging enhances the ability for anglers to provide full use of the trolling motor, so they can use Spot-Lock™ and other important Minn Kota features without limiting their ability to use 360-degree sonar.

Humminbird’s ICE HELIX CHIRP GPS G3N ALL-SEASON™ also grabbed “Best of Ice Fishing” honors, a new category added to ICAST this year. Humminbird leads the industry in ice fishing innovation, and the ICE HELIX CHIRP GPS G3N ALL-SEASON brings the exciting new feature of AutoChart® Live Ice which allows ice anglers to quickly map and find humps and drop-offs that were previously unknown on remote or unmapped lakes. Combined with the clarity and detail of Humminbird’s proven Dual Spectrum CHIRP sonar, AutoChart Live Ice enables ice anglers to more easily locate productive fishing holes.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, August 2, 2019.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page.  A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "confident," "could," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K which was filed with the Securities and Exchange Commission on December 7, 2018, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

Johnson Outdoors Inc.
(thousands, except per share amounts)

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	June 28 2019	June 29 2018	June 28 2019	June 29 2018
Net sales	$176,253	$170,779	$458,400	$453,136
Cost of sales	96,528	91,446	255,227	250,797
Gross profit	79,725	79,333	203,173	202,339
Operating expenses	51,696	47,378	141,322	137,345
Operating profit:	28,029	31,955	61,851	64,994
Interest (income) expense, net	(370)	(117)	(1,154)	(323)
Other (income) expense, net	(493)	293	(238)	(4,231)
Income before income taxes	28,892	31,779	63,243	69,548
Income tax expense	6,826	8,009	15,733	23,923
Net income	$22,066	$23,770	$47,510	$45,625
Weighted average common shares outstanding - Dilutive	10,037	10,001	10,021	9,988
Net income per common share - Diluted	$2.19	$2.37	$4.72	$4.54
Segment Results
Net sales:
Fishing	$128,196	$121,920	$345,222	$336,333
Camping	14,728	13,915	30,077	29,843
Watercraft Recreation	13,010	14,115	27,186	29,280
Diving	20,243	20,774	55,866	57,582
Other/eliminations	76	55	49	98
Total	$176,253	$170,779	$458,400	$453,136
Operating profit (loss):
Fishing	$29,672	$33,044	$75,684	$77,871
Camping	2,315	2,154	2,048	1,732
Watercraft Recreation	380	661	(1,628)	(653)
Diving	1,440	1,503	2,156	1,132
Other/eliminations	(5,778)	(5,407)	(16,409)	(15,088)
Total	$28,029	$31,955	$61,851	$64,994
Balance Sheet Information (End of Period)
Cash, cash equivalents and short term investments			$148,968	$129,277
Accounts receivable, net			82,860	80,877
Inventories, net			95,833	77,299
Total current assets			333,180	288,465
Total assets			445,558	397,551
Total current liabilities			97,004	92,246
Shareholders’ equity			322,972	282,060

AT JOHNSON OUTDOORS INC.
DAVID JOHNSON	PATRICIA PENMAN
VP & CHIEF FINANCIAL OFFICER	VP – MARKETING SERVICES & GLOBAL COMMUNICATIONS
262-631-6600	262-631-6600